UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2017

Ladder Capital Corp

(Exact Name of Registrant As Specified In Its Charter)

Delaware	001-36299	80-0925494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, 8th Floor
New York, New York 10154

(Address of Principal Executive Offices, including Zip Code)

(212) 715-3170
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2017, Ladder Capital Finance LLC (“LCF”), a subsidiary of Ladder Capital Corp (the “Company”), and Brian Harris, the Company’s Chief Executive Officer, entered into a Third Amended and Restated Employment Agreement (the “Harris Employment Agreement”).

The Harris Employment Agreement provides for an indefinite term of employment, a base salary of not less than $1,000,000 per year and the opportunity to participate in LCF’s standard employee benefit programs. Pursuant to the Harris Employment Agreement, Mr. Harris will be entitled to receive an annual cash bonus during his employment equal to no less than 4.05% of the Company’s core earnings for such year (as defined in the agreement). Mr. Harris will also be entitled to receive an annual incentive equity award during his employment equal to 41% of the senior management team’s annual incentive amount for such year (as defined in the agreement). Any such awards will vest on the grant date.

Upon a termination by LCF without cause or by Mr. Harris for good reason (in each case as defined in the agreement), subject to Mr. Harris’ execution of a release of claims in favor of LCF and its affiliates, Mr. Harris will be entitled to receive (i) cash severance equal to the greater of $10,000,000 or two times the sum of Mr. Harris’ annual base salary in effect at the time of termination and the average of the annual cash bonuses paid to him with respect to the two calendar years immediately preceding his termination (the “Harris Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Mr. Harris’ minimum annual cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives, (iii) a prorated portion of Mr. Harris’ minimum annual equity incentive grant for the year in which such termination occurs, to be granted at the same time that comparable equity incentives for such calendar year are granted to other senior executives, and (iv) reimbursements for continued health care for up to two years immediately following Mr. Harris’ termination (as allowed by law). If Mr. Harris’ termination occurs within one year of a change in control (as defined in the Company’s 2014 Omnibus Incentive Plan) or if, as of the date of Mr. Harris’ termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the Harris Cash Severance will be payable in a lump sum, as permitted by law.

Pursuant to his employment agreement, Mr. Harris is subject to a confidentiality covenant (with some specified exceptions), a one-year post-termination non-competition covenant and a two-year post-termination employee and customer non-solicitation covenant.

The foregoing summary of the Harris Employment Agreement is qualified in its entirety by reference to the actual agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                           Exhibits

Exhibit No.	Description of Exhibit
10.1	Third Amended and Restated Employment Agreement, dated May 22, 2017, between Ladder Capital Finance LLC and Brian Harris.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2017	LADDER CAPITAL CORP

/s/ Marc Fox
Marc Fox Chief Financial Officer

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